Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, June 8, 2010

SMTC Adopts Rights Plan to Preserve Valuable Tax Assets

Potentially Worth up to $2 per share

TORONTO – June 8, 2010 – The Board of Directors of SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, announced today that the corporation has adopted a tax benefits preservation shareholder rights plan (“rights plan”) designed to protect the Company’s approximately $100 million in U.S. federal net operating loss carry-forwards (NOLs), under Section 382 of the Internal Revenue Code. The rights plan is designed to deter stock accumulations exceeding 4.9% that could potentially trigger a significant limitation of the NOLs and a corresponding reduction in shareholder value, and was adopted solely to preserve the Company’s tax benefits and not to deter any strategic transactions or share accumulations. The Board remains open to considering all alternatives to maximize shareholder value, and the rights plan will be put forth for shareholder ratification at the upcoming 2010 Annual General Meeting. The rights plan also includes a procedure whereby the Board will consider requests to exempt certain proposed acquisitions of common stock from the applicable ownership trigger if the Board determines that the requested acquisition will either not limit or impair the availability of future use of the NOLs to SMTC or is in the best interests of the corporation and its shareholders.

As of April 4, 2010, the Company had NOLs in the United States of approximately $100 million generated from historical tax losses that can be carried forward for up to 20 years. Although under generally accepted accounting principles this asset is not recorded on the Company’s balance sheet, these tax assets can be utilized in certain circumstances to offset future U.S. taxable income and reduce or eliminate the Company’s U.S. federal income tax liability otherwise payable of up to approximately $30 million. These NOLs could be of significant value given the Company’s return to profitability and improving prospects, and could be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if certain ownership changes related to SMTC’s stock held by 5% or greater shareholders exceeded 50%, measured over a rolling three year period. These provisions can be triggered not only by merger and acquisition activity, but by normal market trading.

Under the rights plan, when a person or group has obtained beneficial ownership of 4.9% or more of the Company’s common stock or an existing holder with greater than 4.9% ownership acquires additional shares, there would be a triggering event causing significant dilution in the economic interest and voting power of such person or group.

“The rights plan was adopted by the Board solely to protect our shareholders from the risk of impairing a valuable Company asset worth as much as $30 million, or approximately $2.00 per share. Importantly, our Board remains open to strategic transactions and encourages new shareholders and the acquisition of additional shares by current shareholders”, stated John Caldwell, President and Chief Executive Officer. “While the Company has an exposure to an ownership change as defined in Section 382, we welcome new or current 5% shareholders to approach the Board for consideration”, added Mr. Caldwell. “We will continue to monitor our change in ownership exposure and should the plan no longer be required it will be terminated.”

The rights plan will have a limited life, expiring upon the earliest of (i) May 31, 2011, (ii) the date of the Company’s 2010 Annual General Meeting if the rights plan is not approved by shareholders, (iii) the date of certain events described in the rights plan, and, (iv) the date the rights plan is no longer required to protect the Company’s NOLs. The rights plan may be extended for additional one-year periods or terminated by the Board if it determines such action is in the best interests of the Company and its shareholders.

Further details on the plan can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission concurrently with this press release and in the Company’s proxy statement related to its 2010 Annual General Meeting.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,000 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX.

For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 479-1877, ext 2465

Email: jane.todd@smtc.com

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